EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT


Agreement made this 1st day of January 2004 by and between Viper Motorcycle Company with principal offices located at 5733 International Parkway, New Hope, Minnesota 55428 USA, (the "company") and Terry L. Nesbitt, an individual residing in Texas (the "employee").

WITNESSETH

       WHEREAS, the employee plans and directs all aspects of the organization's sales and marketing policies, objectives, and initiatives, as directed by CEO.

       WHEREAS, the company desires to utilize the services of the Employee in connection with its business.

       WHEREAS, this agreement supercedes any previous understanding between the two parties, written or oral.

       NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

       1. The Company agrees to an employment agreement with Mr. Nesbitt for a period of three (3) years.

              A. The Company agrees to pay Mr. Nesbitt an annual salary of $94,600.00 until April 15, 2004, at which time Mr. Nesbitt shall be paid a 10% increase, $104,060 per year and be reviewed annually.

              B. The Company agrees to make available comprehensive medical insurance for during the term of the agreement for employee.

              C. Company will reimburse all maintenance expenses, fuel, and insurance for 2003 Chevrolet Diesel truck, and shall reimburse Nesbitt for the monthly payments of said truck until company purchases said truck and provides an adequate vehicle for Employee.

              D. The Company will reimburse Mr. Nesbitt for reasonable out-of-pocket expenses. A monthly auto allowance of $600.00 plus fuel expenses will be paid to employee.

              E. Company will provide an adequate budget, including travel to be administered by Employee.

              F.     Company will provide "demo" motorcycles.

              G. Employee shall be hired as Executive Vice President and shall be responsible for sales management, final hiring and oversight of all sales and marketing staff, and shall be in compliance with company hiring and human resources policies.

              H. Company will pay employee the following bonus, paid as follows: $12,500.00 on July 1, 2004, and $12,500.00 on
                     December 31, 2004.

       2. The term of this agreement shall be three years commencing on January 1, 2004. The laws of the State of Minnesota shall govern this agreement.

       3. If Mr. Nesbitt's agreement is terminated, he will be entitled to receive his base salary earned to date plus Nesbitt shall be entitled to cash severance pay in an amount equal to seventy-five (75%) of the pay which would otherwise have been earned and received had Nesbitt continued at his then current Base Salary for twenty four month's. Cash severance pay shall be payable in monthly installments equal to seventy-five (75%) of the Base Salary monthly payments at termination until such amount has been paid so as to satisfy this provision.

       4. Nesbitt shall agree to lock up all shares owned by Nesbitt in the lockup agreement for Directors, Officers, and key Shareholders as required by Viper's underwriter of its initial public offering.

       5. Accrued vacation will be paid in accordance with state law and Viper's customary procedures.

       6. Nesbitt agrees to perform faithfully, industriously, and to the best of his ability, experience, and talents, all of the duties that may be required by the express and implicit terms of this Agreement, to the reasonable satisfaction of Viper. Such duties shall be provided at such place(s) as the needs, business, or opportunities at Viper may require from time to time.

       7. Mr. Nesbitt shall keep all company information, trade secrets, vendor contacts, and any other information material to the company strictly confidential at all times.

IN WITNESS WHEREOF, the parties hereto have duly executed this agreement on the day and year first above written.



By:      /s/  John Lai
    -------------------------------------------------

Its:     Vice President
    -------------------------------------------------
         Viper Motorcycle Company



By:      /s/ Terry L. Nesbitt
    -------------------------------------------------
         Employee


                                       2